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                                                                   EXHIBIT 11.01

                         FIREARMS TRAINING SYSTEMS, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                      BASIC EARNINGS PER SHARE (1)    DILUTED EARNINGS PER SHARE (1)
                                          THREE MONTHS ENDED                THREE MONTHS ENDED
                                                JUNE 30,                        JUNE 30,
                                             1998       1997               1998         1997
                                          --------    --------           --------     -------
Weighted average number of common
  shares outstanding                        20,664      20,403             20,664      20,403

Shares issued upon assumed exercise of
  outstanding options                           --          --                 --       1,288
                                          --------     -------           --------     -------
Weighted average common and common
  equivalent shares outstanding             20,664      20,403             20,664      21,691
                                          ========     =======           ========     =======

Net income                                $ (2,018)    $ 2,186           $ (2,018)    $ 2,186
                                          ========     =======           ========     =======

Earnings per share                        $  (0.10)    $  0.11           $  (0.10)    $  0.10
                                          ========     =======           ========     =======

---------

(1) Shares reflect a 100,000-for-one stock split in July 1996 in connection with the recapitalization and a split of 1.66-for-one in October 1996.